SUB-ITEM 77 C:  Submission of matters to a vote of security holders

A Special Meeting of Shareholders of Federated Fund for U.S. Government
Securities, Inc.,   (the "Fund") was held on  October 4, 2002 .  The
following items, which are required to be reported under this SUB-ITEM 77C, were voted on at the meeting:

1. To approve or disapprove a proposed Agreement and Plan of Reorganization between the Fund and Federated Income Securities Trust, on behalf of its series, the Federated Fund for U.S. Government Securities (the "Reorganized Fund"), whereby the Reorganized Fund would acquire all of the assets (subject to the liabilities) of the Fund in exchange for shares of beneficial interest of the Reorganized Fund to be distributed pro rata by the Fund to its shareholders in complete liquidation and dissolution of the Fund.

	Shares voted affirmatively
...................................87,800,054
	Shares voted negatively
........................................5,053,365
	Shares abstaining
...................................................5,833,256